Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO’S REVENUES UP, NET INCOME DIPS COMPARED TO RECORD 2003;

POGO UNVEILS DETAILS OF 2005 STRATEGIC PLAN:
2005 FOCUS ON RAPID EXPLORATION, U.S. ACQUISITIONS, NEW ZEALAND 3-D PROGRAM;
STOCK BUYBACK ANNOUNCED; SWAP OF INTERNATIONAL ASSETS CONSIDERED;
DEVELOPMENT DRILLING TO BE POSTPONED; BUDGET SET AT $345 MILLION;

PRODUCTION REPLACED FOR THIRTEENTH CONSECUTIVE YEAR;

Quarterly Dividend Declared

HOUSTON, TX. – January 25, 2005 – Net income of Pogo Producing Company (“PPP” – NYSE) in 2004 was $270,709,000, or $4.24 per share, on revenues of $1,322,979,000, it was announced today by Paul G. Van Wagenen, Chairman and Chief Executive Officer.  In 2003, Pogo’s net income totaled $290,941,000, or $4.65 per share, on revenues of $1,161,996,000.

Pogo’s 2004 fourth quarter net income was $47,268,000, or $0.74 per share, on revenues of $324,007,000, compared to fourth quarter 2003 net income of $55,085,000, or $0.87 per share, on revenues of $272,845,000.

Discretionary cash flow in 2004 was $759,588,000, compared to $732,812,000 a year earlier.  In the fourth quarter of 2004, discretionary cash flow was $185,309,000, compared to $185,955,000 in the fourth quarter a year ago.  Net cash provided by operating activities during the fourth quarter and for the full year of 2004 was $165,866,000 and $738,715,000, respectively, compared to $165,097,000 and $744,559,000 for the same time periods in 2003.

Mr. Van Wagenen stated, “Pogo is proud of its 2004 performance.  Despite an early shut-in of Benchamas field for facilities upgrades, followed by damaging Gulf of Mexico autumn hurricanes, 2004 was at least the company’s all-time second-best, trailing only 2003 in net income.  In fact, last year was a record year for Pogo in many respects, including natural gas production, total revenues, discretionary cash flow and year-end estimated proven reserves.  Nevertheless, Pogo will not be complacent.  In 2005, we are implementing a strategic plan to respond vigorously to a series of marketplace opportunities.”

Mr. Van Wagenen continued, “Today, Pogo is announcing an immediate plan to repurchase, in open market or privately negotiated transactions, not less than $275 million nor more than $375 million dollars of Pogo’s common stock.  Based upon recent prices, the repurchases could represent approximately 9% to 12% of Pogo’s currently outstanding shares.  The stock repurchase program will begin this week, with purchases made from time to time as warranted by market conditions.  Considering Pogo’s current inventory of high-quality assets and exploratory prospects as well as what Pogo believes are worthy acquisition opportunities, this stock buyback program could yield a very impressive return to Pogo’s shareholders, especially at this time when attractive cash-flow multiples are available to purchasers of Pogo stock.”

Mr. Van Wagenen also said, “In light of currently spiking drilling and service costs, up one-third to one-half since last year, Pogo will delay the drilling of all discretionary 2005 development wells, a total of some 210 gross wells, until 2006.  That postponement should result in a 2005 budget savings of $280 million.  That capital will be redirected toward accelerated exploration drilling, domestic acquisitions and balance sheet improvements.  The announced $345 million budget already includes $103 million earmarked to drill 45 gross exploratory wells across all regions, and at least $29 million of new 3-D seismic, including $10 million for the new offshore New Zealand 3-D seismic acquisition program, already underway, covering 437,000 license acres across Pogo’s one-million acre license in the northern Taranaki Basin.”

Mr. Van Wagenen continued, “Pogo has retained Goldman Sachs to advise the company on a possible sale or swap of Pogo’s license holdings in Thailand and Hungary at a time when monetizing international assets would be favorably treated by the tax provisions of the “American Jobs Creation Act of 2004.”  Thailand is a “legacy” asset for Pogo, with hundreds of wells yet to be drilled, and much production to be discovered and produced.  Pogo does not need to sell Thailand, and it will not do so unless its internal valuation is exceeded and the transaction can be completed within the aforementioned 2005 tax-window.  To the extent that Thailand is sold for cash, Pogo will seek to reinvest the proceeds in attractive domestic properties.  Goldman Sachs will also advise the company on the possible disposition of Pogo’s license position in Hungary.  The results of two successful Hungary exploratory wells were previously announced, including their favorable calculated flow-rates.  Early development preparations have already begun, anticipating production within about six to nine months.  Those activities will run concurrently with Pogo’s consideration of a sale of its Hungary license.”

Mr. Van Wagenen concluded, “The first result of Pogo’s planned postponement of development drilling is to further strengthen the balance sheet during this time of high energy prices.  That financial strength would be further bolstered if a disposition of Thailand and Hungary were completed by about mid-year 2005.  Certain steps will be considered to optimize the flexibility of Pogo’s capital structure, maximizing the company’s potential to close a meaningful, domestic corporate or property acquisition.”

OIL AND GAS RESERVES REACH ALL-TIME HIGH

Pogo added enough 2004 proven oil and natural gas reserves to replace an estimated 133% of its 2004 worldwide production.  New hydrocarbons added in 2004 to Pogo reserves base in Thailand were equal to 20.2 billion cubic feet equivalent (Bcfe), or about 30% of Pogo’s actual 68.4 Bcfe of 2004 Thailand production.  Meanwhile 298.5 Bcfe of new reserves were added in the United States from property acquisitions and by successful drilling and performance-related revisions, reflecting a 182% domestic production replacement rate.  Pogo’s world-wide year-end 2004 estimated equivalent proven oil and natural gas reserves, as calculated by Pogo’s independent engineering consultants, rose to a record total of 1.778 trillion cubic feet equivalent (Tcfe), some 340.8 Bcfe of which is in Thailand.  Thus, Pogo achieved full reserves replacement of its worldwide production for the thirteenth consecutive year.

Reserves replacement for 2004 was accomplished, in large part, by a series of timely and reasonably priced acquisitions.  In the fourth quarter alone, Pogo closed the purchase of some 168 Bcfe of oil and natural gas reserves at a cost of about $360 million.  For the full year of 2004, Pogo acquired a total of some 269 Bcfe of proven reserves, all of it domestic, 68% of which is natural gas and 37% of those acquired proven reserves are, as yet, undeveloped.  These newly acquired properties offer scores of development and delineation wells to be drilled in future years in south and west Texas and the San Juan Basin in New Mexico.  Those 2004 property purchases cost Pogo a total of $515 million, including the assumption of some of the sellers’ associated debt, or an average of about $1.91 per thousand cubic feet equivalent (mcfe) of acquired reserves.

As previously announced, in connection with the 2004 asset purchases, Pogo entered into some attractive costless collars.  In sum, those collars have placed some 35 mmcf/d of 2005 natural gas at floors of $5.50/mcf or higher and ceilings of up to $9.30/mcf, and similar volumes of 2006 natural gas at minimum floors of $5.00/mcf and maximum ceilings of $8.27/mcf.  Some 5,000 barrels per day of 2005 oil were collared at $40 to $62.50 per barrel.

GAS PRODUCTION UP, OIL DOWN IN 2004

In 2004, Pogo’s average daily production of liquid hydrocarbons, including crude oil, condensate and plant products, was 51,357 barrels per day, down 22% from 66,230 barrels per day in 2003, partly as a result of a first quarter 2004 shut-in for facility upgrading of the Benchamas field in Thailand but also from the unplanned fourth quarter shut-ins in the Gulf of Mexico related to hurricane Ivan.  Normal production levels from Pogo’s shut-in wells have been largely, but not entirely, restored.  Natural gas production averaged 324.0 million cubic feet per day (mmcf/d) in 2004, up 9% from 296.9 mmcf/d in 2003.  In the fourth quarter of 2004, production of liquid hydrocarbons averaged 41,921 barrels per day, down from 62,955 barrels per day produced in the fourth quarter of 2003. Natural gas production averaged 319.4 mmcf/d in the quarter just ended, up from 297.0 mmcf/d produced during the fourth quarter of 2003.

For all of 2004, natural gas prices averaged $4.93 per thousand cubic feet (mcf), up from $4.39 per mcf averaged in 2003.  In the fourth quarter of 2004, Pogo received $5.28 per mcf, up from an average price of $4.13 per mcf in the final quarter of 2003.  Average oil and condensate prices received by Pogo in 2004 rose to $39.23 per barrel, up from $29.10 per barrel in 2003.  Fourth quarter 2004 oil and condensate prices rose to $42.94 per barrel, up dramatically from an average of $29.32 per barrel Pogo received during the same quarter of 2003.

CAPITAL SPENDING IN 2004; BUDGET FOR 2005

Pogo’s Board of Directors today approved a 2005 Capital and Exploration Budget of $345 million.  That contrasts markedly with total 2004 capital, exploration and acquisition expenditures totaling $1,001,000,000.  Excluding the 2004 acquisitions, including the related assumption of the seller’s debt recounted hereinabove, Pogo’s capital and exploration expenditures for the year just completed totaled some $486,000,000.  “Pogo’s drilling success, as measured by proven reserves additions, was below normal in 2004 due to a variety of factors,” said Mr. Van Wagenen.  “Fully 342 of 363 gross domestic wells drilled in 2004 were developmental in nature, adding important production capacity but relatively few new reserves.  Due to the hurricanes in the Gulf of Mexico, most drilling rigs did not arrive at Pogo’s leases in time to accomplish our aggressive outercontinental shelf (“OCS”) exploration program before year-end.  Most of Pogo’s 2004 exploration dollars were expended on the nine wells drilled in 2004 in Hungary, eight of which were ultimately deemed to be dry holes.  Due to an extremely busy year for development drilling, only a single successful exploration well, the Chaba No. 3, was completed on our large Thailand license concession during all of 2004.  We expect to see an entirely different exploration year in 2005, with development drilling expenditures stringently curtailed and the promised and important six-pack of OCS exploration wells already drilling away.  In fact, we have just logged our first 2005 Thailand wildcat success, the Benchamas No. 28, in January.  A much larger proportion of Pogo’s 2005 total drilling dollars will be directed to exploration.  With many excellent oil-finders on our staff, we are eager to see the 2005 exploratory results.”

DRILLING RESULTS BY REGION

Pogo drilled 115 worldwide gross wells in the fourth quarter, and 107 of them were successfully completed, a 93% success-rate.  Some 47 more wells were being drilled, completed or tested as the year ended.  It was a very busy drilling year for development wells.  In sum, Pogo drilled 363 gross wells during the year, successfully completing 337, also a 93% success-rate.  As stated, only 21 of the 363 gross wells Pogo drilled last year were exploratory, and that number includes the eight dry holes in Hungary and one third quarter exploration dry hole in Denmark.  Further, only 5 of Pogo’s 21 worldwide exploration wells in 2004 resulted in successful completions, well below Pogo’s usual success rate from true exploratory drilling.

Six fourth quarter exploration wells had been planned for the OCS, but late rig arrivals due to the storms caused most to be too late for year-end numbers.  One of those six wells was drilled in 2004 and was deemed successful, Pogo’s 100%-owned Main Pass Block 72-5 ST No. 1, discovering some 69 feet of pay, 42 feet proven and 27 feet probable, in three Upper Miocene intervals.  Development of that discovery, when undertaken, will include a single well platform at Block 72 and a gathering line to the sales point at Pogo’s 100%-owned Main Pass 73-C platform.  A second of the six exploratory wells resulted in a dry hole, Mississippi Canyon Block 618.  The earnings announced today reflect 2004 expenditures on that unsuccessful well.  The other four OCS exploratory wells are now drilling, or they soon will be, and they range between two weeks and two months of further drilling short of their respective prospect intervals.

In the Permian Basin, 142 wells were drilled in 2004, 138 successfully.  We expect to see a marked slowing of development drilling in 2005.  Impressive among the 52 fourth quarter successes was the 100%-owned Harroun 15 No. 15-H in the Cedar Canyon field in Eddy County, New Mexico.  A Bone Spring discovery, it produces 300 barrels of crude oil and 500 mcf of natural gas per day.  There were also several Brushy Canyon pay zones encountered up the hole.  Many more wells will be drilled in this area when Pogo’s customary, rapid development drilling pace resumes.  That is also true of the 52%-owned Eddy County, Lakewood 15 No. 1 in McMillan field, which tested natural gas at 1 mmcf/d from the Lower Morrow.  That well also encountered additional Wolfcamp pay up the hole.

Recent Pogo acquisitions were closed in the San Juan Basin of New Mexico, a region where ten fourth quarter successes were drilled.  The new properties will add to Pogo’s inventory of low-risk drilling when the company-imposed 2005 development drilling restrictions are lifted. As only a 14% field owner, Pogo cannot control the pace of development of the Madden field in Wyoming.  Madden is just one example of several of Pogo’s operational areas where developmental drilling will proceed as usual this year.  Pogo will not jeopardize any of its leases, damage any reservoirs or neglect any opportunities due to this curtailed development drilling program.

New Zealand seismic acquisition commenced on January 13, 2005.  The shooting program should be completed across 437,000 acres of Pogo’s 1,043,000-acre license area within about 45 days.  Final data processing will lead to thorough analysis by our international geoscience team.  That analytical program should lead to a meaningful exploratory drilling program in the northern Taranaki Basin by early 2006.

QUARTERLY DIVIDEND DECLARED

Pogo’s Board of Directors declared a common stock dividend of $0.0625 (six and one-quarter cents) per share of Pogo Producing Company common stock to be paid on February 25, 2005, to shareholders of record on February 11, 2005.

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Natural gas
Price per Mcf	$5.28	$4.13	$4.93	$4.39
Production (sales), Mcf per day	319,382	296,957	323,990	296,929
Crude Oil and Condensate
Price per barrel	$42.94	$29.32	$39.23	$29.10
Production, barrels per day	37,942	58,428	47,137	62,121
Sales, barrels per day	36,130	55,784	47,400	61,318
Total liquids
Production, barrels per day	41,921	62,955	51,357	66,230
Sales, barrels per day	40,109	60,311	51,620	65,427

A summary of unaudited results follows, stated in thousands, except per share amounts

Revenues:
Oil and gas	$310,215	$272,197	$1,308,225	$1,159,544
Other	13,792	648	14,754	2,452
	$324,007	$272,845	$1,322,979	$1,161,996

Income before cumulative effect of change in accounting principle	$47,268	$55,085	$270,709	$295,107
Cumulative effect of change in accounting principle	—	—	—	(4,166)
Net Income	$47,268	$55,085	$270,709	$290,941

Earnings (loss) per share:
Basic-
Income before cumulative effect of changein accounting principle	$0.74	$0.87	$4.24	$4.72
Cumulative effect of change in accounting principle	—	—	—	(0.07)
Net Income	$0.74	$0.87	$4.24	$4.65

Diluted-
Income before cumulative effect of change in accounting principle	$0.73	$0.86	$4.20	$4.60
Cumulative effect of change in accounting principle	—	—	—	(0.06)
Net Income	$0.73	$0.86	$4.20	$4.54

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently. A reconciliation to net cash provided by operating activities is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Net cash provided by operating activities	$165,866	$165,097	$738,715	$744,559
Remove changes in operating assets and liabilities	14,953	18,402	(2,190)	(19,294)
Add back exploration expenses	4,490	2,456	23,063	7,547
Discretionary cash flow	$185,309	$185,955	$759,588	$732,812

Net cash used in investing activities	$(414,668)	$(263,569)	$(901,006)	$(524,177)
Net cash provided by (used in) financing activities	$299,544	$115,513	$202,804	$(176,816)

***

Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interests in 91 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 804,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 764,000 gross acres in Hungary and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst teleconference call on Tuesday, January 25, 2005 at 1:30 p.m. CST.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through April 26, 2005. Microsoft Media Player is required to access the webcast.  It can be downloaded from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx.